EXHIBIT 11




        STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
        ------------------------------------------------
            (in thousands, except per share amounts)

                                    Three Months Ended     Six Months Ended
                                          June 30               June 30
                                    ------------------    ------------------
                                      1999       1998        1999       1998
                                    ------------------    ------------------
Net income                          $17,576    $15,012    $30,198    $25,885
                                    ==================    ==================

Average common shares outstanding    47,374     47,883     47,351     47,852

Common stock equivalents (1)            253        302        248        304
                                    ------------------    ------------------
Diluted shares outstanding           47,627     48,185     47,599     48,156
                                    ==================    ==================

Earnings per share                  $   .37    $   .31    $   .64    $   .54
                                    ==================    ==================

Diluted earnings per share          $   .37    $   .31    $   .63    $   .54
                                    ==================    ==================


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.